Exhibit 21.1
Subsidiaries of Buffets Holdings, Inc.

Subsidiary	Jurisdiction of Incorporation
Buffets, Inc. (1)	Minnesota
HomeTown Buffet, Inc. (2)	Minnesota
OCB Purchasing Co.	Minnesota
Tahoe Joe’s, Inc.(3)	Delaware
Buffets Leasing Company, LLC	Minnesota
HomeTown Leasing Company, LLC	Minnesota
OCB Restaurant Company, LLC (2)	Minnesota
OCB Leasing Company, LLC	Minnesota
Tahoe Joe’s Leasing Company, LLC	Minnesota
Ryan’s Restaurant Group, Inc. (4)	South Carolina
Big R Procurement Company, LLC	Delaware
Fire Mountain Restaurants LLC (4)	Delaware
Ryan’s Restaurant Leasing Company, LLC	Minnesota
Ryan’s Restaurant Management Group, LLC	Minnesota
Fire Mountain Leasing Company, LLC	Minnesota
Fire Mountain Management Group, LLC	Minnesota

(1)	Also does business as “Old Country Buffet”, “HomeTown Buffet” and “Country Buffet.”

(2)	Also does business as “Old Country Buffet”, “HomeTown Buffet”, “Country Buffet” and “Granny’s Buffet.”

(3)	Also does business as “Tahoe Joe’s Famous Steakhouse.”

(4)	Also does business as “Ryan’s”, “Ryan’s Family Steak House” and “Fire Mountain”.